Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Third Quarter 2015 Financial Results

•	EPS Increase 22 Percent to $2.75

•	Sales Total $6.0 Billion

•	5.6 Million Shares Repurchased for $944 Million in Q3; 17.7 Million Shares Repurchased Year to Date for $2.9 Billion

•	2015 EPS Guidance Range Increased to $9.70 - $9.80

FALLS CHURCH, Va. – Oct. 28, 2015 – Northrop Grumman Corporation (NYSE: NOC) reported third quarter 2015 net earnings increased 9 percent to $516 million, or $2.75 per diluted share, from $473 million, or $2.26 per diluted share in the third quarter of 2014. Third quarter 2015 diluted earnings per share are based on 187.9 million weighted average shares outstanding compared with 209.2 million shares in the prior year period. The company repurchased 5.6 million shares of its common stock for $944 million in the third quarter of 2015. The company has now completed the 60 million share repurchase goal announced in May 2013. As of Sept. 30, 2015, $4.6 billion remained on the company's share repurchase authorizations.
“We continue to position Northrop Grumman for innovation and affordability and remain focused on creating value through our strong performance, outstanding portfolio and value-creating cash deployment. Our opportunity set offers the potential for long-term profitable growth and value creation for our shareholders, customers and employees,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	2

Table 1 — Financial Highlights

	Third Quarter		Nine Months
($ in millions, except per share amounts)	2015	2014	2015	2014
Sales	$5,979	$5,984	$17,832	$17,871
Segment operating income[1]	726	840	2,203	2,339
Segment operating margin rate[1]	12.1%	14.0%	12.4%	13.1%
Operating income	794	769	2,387	2,434
Operating margin rate	13.3%	12.9%	13.4%	13.6%
Net earnings	516	473	1,531	1,563
Diluted EPS	2.75	2.26	7.89	7.28
Net cash provided by operating activities	557	933	529	1,103
Free cash flow[1]	455	824	195	818

Pension-adjusted Operating Highlights
Operating income	794	769	2,387	2,434
Net FAS/CAS pension adjustment[1]	(97)	20	(261)	(200)
Pension-adjusted operating income[1]	$697	$789	$2,126	$2,234
Pension-adjusted operating margin rate[1]	11.7%	13.2%	11.9%	12.5%

Pension-adjusted Per Share Data
Diluted EPS	$2.75	$2.26	$7.89	$7.28
After-tax net pension adjustment per share[1]	(0.34)	0.06	(0.87)	(0.61)
Pension-adjusted diluted EPS[1]	$2.41	$2.32	$7.02	$6.67
Weighted average shares outstanding — Basic	185.8	206.2	191.8	211.6
Dilutive effect of stock awards and options	2.1	3.0	2.2	3.2
Weighted average shares outstanding — Diluted	187.9	209.2	194.0	214.8

[1]	Non-GAAP metric — see definitions at the end of this press release.
Third quarter 2015 segment operating income declined to $726 million, and segment operating margin rate decreased 190 basis points to 12.1 percent. Last year's third quarter results included the benefit of $75 million realized for settlements of certain legal claims and $37 million of additional margin resulting from lower CAS pension cost due to passage of the Highway and Transportation Funding Act of 2014 (HATFA). Operating income increased 3 percent and operating margin rate increased 40 basis points to 13.3 percent due to higher net FAS/CAS pension adjustment and lower unallocated corporate expenses. Last year's third quarter net FAS/CAS pension adjustment was an expense of $20 million due to a $132 million cumulative reduction in 2014 CAS pension expense resulting from the HATFA legislation.
Total backlog as of Sept. 30, 2015, was $35.9 billion compared with $38.2 billion as of Dec. 31, 2014. Third quarter 2015 new awards totaled $4.8 billion, and new awards for the first nine months totaled $15.5 billion.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	3

Table 2 — Cash Flow Highlights

	Third Quarter		Nine Months
($ millions)	2015	2014	2015	2014
Cash provided by operating activities before after-tax discretionary pension contributions[1]	$557	$933	$854	$1,103
After-tax discretionary pension pre-funding impact	—	—	(325)	—
Net cash provided by operating activities	$557	$933	$529	$1,103
Less:
Capital expenditures	(102)	(109)	(334)	(285)
Free cash flow[1]	$455	$824	$195	$818
After-tax discretionary pension pre-funding impact	—	—	325	—
Free cash flow before after-tax discretionary pension contributions[1]	$455	$824	$520	$818

[1]	Non-GAAP metric — see definitions at the end of this press release.
Third quarter 2015 cash provided by operating activities before after-tax discretionary pension contributions totaled $557 million and free cash flow totaled $455 million. The declines in cash from operations and free cash flow from the prior year period are principally due to changes in trade working capital.
Changes in cash and cash equivalents include the following for cash from operating, investing and financing activities through Sept. 30, 2015:
Operating

•	$529 million provided by operations after $500 million discretionary pension contribution

Investing

•	$334 million used for capital expenditures

Financing

•	$2.9 billion used for repurchase of common stock

•	$600 million net proceeds from issuance of long-term debt

•	$458 million used for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	4

2015 Guidance
The company's 2015 financial guidance is based on the spending levels provided for in the Bipartisan Budget Act of 2013 and the Consolidated and Further Appropriations Act of 2015. The guidance assumes no disruption or cancellation of any of our significant programs and no disruption or shutdown of government operations resulting from expiration of a continuing resolution. Guidance for 2015 also assumes adequate appropriations, funding and payments for the company's programs in the first quarter of the U.S. government's fiscal year 2016 and no breach of the federal government's debt ceiling.

2015 Guidance
($ in millions, except per share amounts)	Prior - 7/29/15			Current

Sales	23,400	—	23,800	23,600	—	23,800

Segment operating margin %[1]	~12%			~12%

Net FAS/CAS pension adjustment[1]	~320			~335

Unallocated corporate expense				~200

Operating margin %	Mid-12%			Mid-12%

Effective tax rate %	~32%			~31.5%

Diluted EPS	9.55	—	9.70	9.70	—	9.80

Cash provided by operating activities before after-tax discretionary pension contributions[1]	2,600	—	2,800	~2,600

Free cash flow before after-tax discretionary pension contributions[1]	1,900	—	2,100	~2,000

[1] Non-GAAP metric - see definitions at the end of this press release.
Guidance for 2015 incorporates year-to-date results and the outlook for the remainder of the year, including the effects of an anticipated change in tax methods. The company previously anticipated a tax methods change would impact third quarter 2015 results. The change was accepted by the Internal Revenue Service this month. This and other state tax items will increase fourth quarter 2015 unallocated corporate expense and effective federal tax rate. The company expects 2015 unallocated corporate expense of approximately $200 million and a 2015 effective tax rate of approximately 31.5 percent.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	5

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	Third Quarter			Nine Months
($ millions)	2015	2014	Change	2015	2014	Change
Sales
Aerospace Systems	$2,563	$2,543	1%	$7,573	$7,465	1%
Electronic Systems	1,767	1,733	2%	5,131	5,121	—
Information Systems	1,472	1,511	(3%)	4,531	4,650	(3%)
Technical Services	695	691	1%	2,185	2,120	3%
Intersegment eliminations	(518)	(494)		(1,588)	(1,485)
	5,979	5,984	—	17,832	17,871	—
Segment operating income[1]
Aerospace Systems	303	402	(25%)	940	1,016	(7%)
Electronic Systems	275	274	—	787	833	(6%)
Information Systems	146	150	(3%)	462	465	(1%)
Technical Services	64	66	(3%)	199	202	(1%)
Intersegment eliminations	(62)	(52)		(185)	(177)
Segment operating income[1]	726	840	(14%)	2,203	2,339	(6%)
Segment operating margin rate[1]	12.1%	14.0%	(190) bps	12.4%	13.1%	(70) bps
Reconciliation to operating income
Net FAS/CAS pension adjustment[1]	97	(20)	585%	261	200	31%
Unallocated corporate expenses	(29)	(50)	42%	(76)	(103)	26%
Other	—	(1)	100%	(1)	(2)	50%
Operating income	794	769	3%	2,387	2,434	(2%)
Operating margin rate	13.3%	12.9%	40 bps	13.4%	13.6%	(20) bps
Interest expense	(75)	(69)	(9%)	(226)	(208)	(9%)
Other, net	10	(6)	267%	8	10	(20%)
Earnings before income taxes	729	694	5%	2,169	2,236	(3%)
Federal and foreign income tax expense	(213)	(221)	4%	(638)	(673)	5%
Net earnings	$516	$473	9%	$1,531	$1,563	(2%)

[1]	Non-GAAP metric — see definitions at the end of this press release.
Third quarter 2015 operating income increased 3 percent due to a $117 million increase in net FAS/CAS pension adjustment and a $21 million decrease in unallocated corporate expense, which more than offset lower segment operating income. Last year's third quarter net FAS/CAS pension adjustment was an expense of $20 million due to a $132 million cumulative reduction in 2014 CAS pension expense resulting from the HATFA legislation.
For the third quarter of 2015, federal and foreign income tax expense declined to $213 million from $221 million in 2014, and the company's effective tax rate decreased to 29.2 percent from 31.8 percent in 2014. This quarter's lower effective tax rate reflects a $21 million benefit for additional research credits claimed on the company's prior year tax return.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	6

Aerospace Systems ($ millions)

	Third Quarter			Nine Months
	2015	2014	Change	2015	2014	Change
Sales	$2,563	$2,543	0.8%	$7,573	$7,465	1.4%
Operating income	303	402	(24.6%)	940	1,016	(7.5%)
Operating margin rate	11.8%	15.8%		12.4%	13.6%
Aerospace Systems third quarter 2015 sales increased 1 percent due to higher volume for manned military aircraft and unmanned programs, which more than offset declines in other programs. Higher manned military aircraft sales include higher production volume for the F-35 and E-2D programs, partially offset by fewer F/A-18 deliveries. Higher unmanned sales reflect increased volume for a number of programs, including Triton and Global Hawk. Last year's third quarter also included the benefit of $75 million in settlements.
Aerospace Systems third quarter 2015 operating income decreased 25 percent and operating margin rate decreased to 11.8 percent. Last year's third quarter operating income benefited from $75 million in settlements and lower CAS pension cost due to the HATFA legislation.
Electronic Systems ($ millions)

	Third Quarter			Nine Months
	2015	2014	Change	2015	2014	Change
Sales	$1,767	$1,733	2.0%	$5,131	$5,121	0.2%
Operating income	275	274	0.4%	787	833	(5.5%)
Operating margin rate	15.6%	15.8%		15.3%	16.3%
Electronic Systems third quarter 2015 sales increased 2 percent, primarily due to higher volume for navigation and maritime systems and space programs, partially offset by lower volume for land and self protection and airborne tactical sensor programs.
Electronic Systems third quarter 2015 operating income was comparable to the prior year period. Operating margin rate declined slightly due to lower CAS pension cost in 2014 resulting from the HATFA legislation, which more than offset improved performance in 2015.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	7

Information Systems ($ millions)

	Third Quarter			Nine Months
	2015	2014	Change	2015	2014	Change
Sales	$1,472	$1,511	(2.6%)	$4,531	$4,650	(2.6%)
Operating income	146	150	(2.7%)	462	465	(0.6%)
Operating margin rate	9.9%	9.9%		10.2%	10.0%
Information Systems third quarter 2015 sales decreased 3 percent, primarily due to lower volume for command and control (C2) programs, including the Consolidated Afloat Network and Enterprise Services program and the impact of in-theater force reductions.
Information Systems third quarter 2015 operating income decreased 3 percent, and operating margin rate was unchanged. The decline in operating income was driven by lower sales volume.
Technical Services ($ millions)

	Third Quarter			Nine Months
	2015	2014	Change	2015	2014	Change
Sales	$695	$691	0.6%	$2,185	$2,120	3.1%
Operating income	64	66	(3.0%)	199	202	(1.5%)
Operating margin rate	9.2%	9.6%		9.1%	9.5%
Technical Services third quarter 2015 sales increased 1 percent primarily due to higher volume for mission solutions and readiness programs, partially offset by lower volume for integrated logistics and modernization programs, including the ICBM program.
Technical Services third quarter 2015 operating income declined 3 percent and operating margin rate declined to 9.2 percent, due in part to lower income from an unconsolidated joint venture than in the prior year period.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	8

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on Oct. 28, 2015. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

Forward-Looking Statements
This press release and the information we are incorporating by reference contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” “goals,” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in our 2014 Annual Report on Form 10-K. They include:

•	our dependence on a single customer, the U.S. Government

•	delays or reductions in appropriations for our programs and U.S. Government funding

•	investigations, claims and/or litigation

•	our international business

•	the improper conduct of employees, agents, business partners or joint ventures in which we participate

•	the use of accounting estimates for our contracts

•	cyber and other security threats or disruptions

•	changes in actuarial assumptions associated with our pension and other post-retirement benefit plans

•	the performance and financial viability of our suppliers and the availability and pricing of raw materials and components

•	competition within our markets

•	changes in procurement and other laws and regulations applicable to our industry

•	natural and/or environmental disasters

•	the adequacy of our insurance coverage, customer indemnifications or other liability protections

•	the products and services we provide related to nuclear operations

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2015 Financial Results	9

•	changes in business conditions that could impact recorded goodwill or the value of other long-lived assets

•	our ability to develop new products and technologies and maintain technologies, facilities, equipment and a qualified workforce

•	our ability to meet performance obligations under our contracts

•	unforeseen environmental costs

•	our ability to protect our intellectual property rights

•	changes in our tax provisions or exposure to additional tax liabilities

•	the spin-off of our former Shipbuilding business
Additional information regarding these risks and other important factors can be found in the section entitled “Risk Factors” in our 2014 Annual Report on Form 10-K and as disclosed in this report and from time to time in our other filings with the SEC.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
$ in millions, except per share amounts	2015	2014	2015	2014
Sales
Product	$3,615	$3,494	$10,553	$10,466
Service	2,364	2,490	7,279	7,405
Total sales	5,979	5,984	17,832	17,871
Operating costs and expenses
Product	2,633	2,614	7,743	7,815
Service	1,889	2,021	5,763	5,910
General and administrative expenses	663	580	1,939	1,712
Operating income	794	769	2,387	2,434
Other (expense) income
Interest expense	(75)	(69)	(226)	(208)
Other, net	10	(6)	8	10
Earnings before income taxes	729	694	2,169	2,236
Federal and foreign income tax expense	213	221	638	673
Net earnings	$516	$473	$1,531	$1,563

Basic earnings per share	$2.78	$2.29	$7.98	$7.39
Weighted-average common shares outstanding, in millions	185.8	206.2	191.8	211.6

Diluted earnings per share	$2.75	$2.26	$7.89	$7.28
Weighted-average diluted shares outstanding, in millions	187.9	209.2	194.0	214.8

Net earnings (from above)	$516	$473	$1,531	$1,563
Other comprehensive income (loss)
Change in unamortized benefit plan costs, net of tax	96	31	288	127
Change in cumulative translation adjustment	(15)	(26)	(31)	(24)
Other, net	1	3	—	3
Other comprehensive income, net of tax	82	8	257	106
Comprehensive income	$598	$481	$1,788	$1,669

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	September 30, 2015	December 31, 2014
$ in millions
Assets
Cash and cash equivalents	$1,292	$3,863
Accounts receivable, net	3,268	2,806
Inventoried costs, net	856	742
Deferred tax assets	336	404
Prepaid expenses and other current assets	199	369
Total current assets	5,951	8,184
Property, plant and equipment, net of accumulated depreciation of $4,804 in 2015 and $4,611 in 2014	3,005	2,991
Goodwill	12,458	12,466
Non-current deferred tax assets	1,352	1,622
Other non-current assets	1,200	1,309
Total assets	$23,966	$26,572

Liabilities
Trade accounts payable	$1,194	$1,305
Accrued employee compensation	1,208	1,441
Advance payments and amounts in excess of costs incurred	1,299	1,713
Other current liabilities	1,432	1,433
Total current liabilities	5,133	5,892
Long-term debt, net of current portion	6,417	5,925
Pension and other post-retirement benefit plan liabilities	5,778	6,555
Other non-current liabilities	941	965
Total liabilities	18,269	19,337

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2015—182,822,662 and 2014—198,930,240	183	199
Paid-in capital	—	—
Retained earnings	10,613	12,392
Accumulated other comprehensive loss	(5,099)	(5,356)
Total shareholders’ equity	5,697	7,235
Total liabilities and shareholders’ equity	$23,966	$26,572

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30
$ in millions	2015	2014
Operating activities
Net earnings	$1,531	$1,563
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	329	322
Stock-based compensation	70	93
Excess tax benefits from stock-based compensation	(111)	(75)
Deferred income taxes	165	76
Changes in assets and liabilities:
Accounts receivable, net	(463)	(531)
Inventoried costs, net	(130)	43
Prepaid expenses and other assets	27	(30)
Accounts payable and other liabilities	(958)	(514)
Income taxes payable	403	201
Retiree benefits	(318)	5
Other, net	(16)	(50)
Net cash provided by operating activities	$529	$1,103

Investing activities
Capital expenditures	(334)	(285)
Other investing activities, net	36	(72)
Net cash used in investing activities	(298)	(357)

Financing activities
Common stock repurchases	(2,864)	(2,058)
Net proceeds from issuance of long-term debt	600	—
Cash dividends paid	(458)	(423)
Other financing activities, net	(80)	(13)
Net cash used in financing activities	(2,802)	(2,494)
Decrease in cash and cash equivalents	(2,571)	(1,748)
Cash and cash equivalents, beginning of year	3,863	5,150
Cash and cash equivalents, end of period	$1,292	$3,402

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	September 30, 2015			December 31, 2014
$ in millions	FUNDED [1]	UNFUNDED [2]	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$8,742	$8,999	$17,741	$20,063
Electronic Systems	7,471	2,101	9,572	9,715
Information Systems	3,185	2,794	5,979	6,115
Technical Services	2,393	205	2,598	2,306
Total	$21,791	$14,099	$35,890	$38,199

[1]	Funded backlog represents firm orders for which funding is authorized and appropriated.

[2]
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

New Awards — Total backlog as of Sept. 30, 2015, includes $4.8 billion and $15.5 billion of estimated contract awards in the three and nine months ended Sept. 30, 2015, respectively.

Northrop Grumman Reports Third Quarter 2015 Financial Results	14

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While the company believes that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by operating activities before after-tax discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before discretionary pension contributions has been provided for consistency and comparability of financial performance and is reconciled in Table 2.
Free cash flow: Cash provided by operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before after-tax discretionary pension contributions: Free cash flow before the after-tax impact of discretionary pension contributions. We use free cash flow before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow before discretionary pension contributions is reconciled in Table 2.
Net FAS/CAS pension adjustment: The difference between pension expense charged to contracts and included as cost in segment operating income in accordance with U.S. Government Cost Accounting Standards (CAS) and pension expense determined in accordance with FAS (GAAP Financial Accounting Standards). Net FAS/CAS pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net FAS/CAS pension adjustment as defined above, after tax at the statutory rate of 35 percent, provided for consistency and comparability of financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net FAS/CAS pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income include the net FAS/CAS pension adjustment, as defined above, as well as certain corporate-level expenses, which are not considered allowable or allocable under applicable CAS or FAR. Management uses segment operating income, as reconciled in Table 3, as an internal measure of financial performance.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media